Join Powur As a Shareholder!.mp4 (3m 15s) https://jotengine.com/transcriptions/A4Wb0wrLHO4ZlbBFdEA06Q
1 speaker (Speaker 1)

[0:00:06]
Speaker 1: We see a world where every human being has access to clean, limitless energy from the sun. Now in order for us to get there, we need to solve the cha llenge of customer adoption. We have the solutions today to power every American home with solar energy, whether it's access to cheap financing, efficient equip ment, or reliable installers. These are no longer the barriers to a solar powere d future. Achieving mainstream adoption is about education, awareness, and consu mer trust that there is a better way. As Shayle Kann, who is the Vice President of Research at Greentech Media said, "Customer acquisition will be the next big innovation in residential solar.", and that's exactly what Power provides. Throu gh our proprietary software platform, we connect homeowners who are prime candid ates for solar savings with the best local and regional solar providers across t he country. We do this through our network of over 3,000 Power Advisors who are passionate, clean energy entrepreneurs who want to earn a part-time or full-time income by educating homeowners on the benefits of solar. Once connected, our pr oviders handle the sales and installation of the customers that we generate, whi ch allows Power to stay laser focused on what we do best: educating consumers an d achieving scale. To date, we have over 3,200 paid Advisors on our platform who have introduced over 17,000 homeowners to solar, and have signed over $11 milli on of solar contracts. Our revenue grew 526% from 2015 to 2016, with March 2017 being our biggest lead submission month ever. We are positioned as the category-creating direct-sales company for solar energy with a revolutionary customer val ue proposition. As we continue to add and curate the best solar providers in eac h market across the country, we think we're going to become one of the most trus ted consumer brands in all of solar. To date, we've already signed over 39 solar installers to our platform, servicing 28 states with international expansion in to Mexico, Canada, Australia and Puerto Rico just in 2017. With you on our team, we will reach our goal of accelerating sustainable energy adoption even faster. The proceeds of this crowd-raise will go directly into scaling our business wit
h strategic investments and marketing, technology and product development. Join us as a Power shareholder and together let's make solar energy more accessible f
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